Exhibit C

AGREEMENT REGARDING THE ALLOCATION OF
FIDELITY BOND RECOVERIES

          THIS AGREEMENT is made as of August 16, 2011, by and among New Mountain Finance Corporation, New Mountain Finance AIV Holdings Corporation and New Mountain Finance Holdings, LLC (each, an “Insured,” and, together, the “Insureds”), each acting on behalf of itself.

          WHEREAS, each Insured is a closed-end management investment company which has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

          WHEREAS, each of the Insureds is named as an insured party under a joint fidelity bond (the “Bond”); and

          WHEREAS, the Insureds desire to confirm the criteria by which recoveries under the Bond shall be allocated between the Insureds.

          NOW, THEREFORE, it is agreed as follows:

          1. In the event that recovery is received under the Bond as a result of a loss sustained by more than one Insured, the following rules shall apply for determining the priorities for satisfaction of such claims under the Bond:

a.
First, each Insured shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1(d)(1) under the 1940 Act; and

b.
Second, the remaining amount of recovery, if any, shall then be applied to each claim of each Insured in proportion to the amount of the unreimbursed loss in excess of such minimums incurred by each Insured.

          2. The obligations of an Insured under this Agreement are not binding upon any of the board members of an Insured or Insured shareholders individually, but are binding only with respect to the assets of that Insured.

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IN WITNESS WHEREOF, the insured parties have caused this Agreement to be executed by their officers thereunto duly authorized.

NEW MOUNTAIN FINANCE CORPORATION
By:	/s/ Adam B. Weinstein
	Name:	Adam B. Weinstein
	Title:	Chief Financial Officer and Treasurer

NEW MOUNTAIN FINANCE HOLDINGS, LLC
By:	/s/ Adam B. Weinstein
	Name:	Adam B. Weinstein
	Title:	Chief Financial Officer and Treasurer
NEW MOUNTAIN FINANCE AIV HOLDINGS CORPORATION
By:	/s/ Adam B. Weinstein
	Name:	Adam B. Weinstein
	Title:	Chief Financial Officer and Treasurer